Exhibit 99.1

VIRTU FINANCIAL, INC. PRICES SENIOR SECURED FIRST LIEN TERM LOAN TO REDEEM SENIOR SECURED SECOND NOTES DUE 2022

NEW YORK, NY, September 16, 2019 — Virtu Financial, Inc. (NASDAQ: VIRT) (the “Company”) a leading provider of financial services and products that leverages cutting edge technology to deliver liquidity to the global markets and provide execution services and data, analytics and connectivity products, today announced that its subsidiaries priced successfully their previously announced marketing of an incremental $525 million senior secured first lien term loan (the “Term Loan”). The Term Loan will be priced at LIBOR plus 350 basis points and will mature on March 1, 2026, the same date as our existing term loan. The Company has also entered into a five-year $525 million floating to fixed interest rate swap agreement that will effectively fix our interest payment obligations on the incremental Term Loan financing at 4.8% through September 2024, subject to customary terms and conditions including the closing of the incremental Term Loan.

The proceeds of the Term Loan, together with cash on hand, will be used to redeem the 6.75% senior secured second lien notes due 2022 (the “Existing Notes”) of VFH Parent LLC and Orchestra Co-Issuer, Inc. (together, the “Issuers”). The Term Loan is expected to close in October 2019.

The Issuers previously delivered a Conditional Notice of Redemption to holders of their outstanding Existing Notes, which provides for the redemption (the “Redemption”) by the Issuers of all outstanding Existing Notes on October 9, 2019, subject to, among other things, the Issuers or their affiliates consummating a debt financing transaction in an amount of at least $525.0 million (the “Debt Financing”) and the Issuers having received funds in connection with the Debt Financing, together with cash on hand, sufficient to repurchase the Existing Notes. The redemption price will be 103.375% of the principal amount of the Existing Notes and accrued and unpaid interest to the redemption date.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, as well as uncertainties relating to the Term Loan and interest rate swap agreement. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

About Virtu Financial, Inc.:

Virtu is a leading provider of financial services and products that leverages cutting-edge technology to deliver liquidity to the global markets and innovative, transparent trading solutions to its clients. Leveraging its global market making expertise and infrastructure, Virtu provides a robust product suite including offerings in execution, liquidity sourcing, analytics and broker-neutral, multi-dealer platforms in workflow technology. Virtu’s product offerings allow clients to trade on hundreds of venues across 50+ countries and in multiple asset classes, including global equities, ETFs, foreign exchange, futures, fixed income and myriad other commodities. In addition, Virtu’s integrated, multi-asset analytics platform provides a range of pre and post-trade services, data products and compliance tools that clients rely upon to invest, trade and manage risk across global markets.

Contact:

Investor Relations and Media Contact:
Andrew Smith
Virtu Financial, Inc.
(212) 418-0195
investor_relations@virtu.com
media@virtu.com